INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Imatel Holdings, Inc. formerly Development Bancorp, Ltd. on Form S-8 of our report dated March 5, 1998 appearing in the annual Report of From 10-KSB of Imatel Holdings, Inc. for the year ended December 31, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


Cordovano and Harvey, P.C.
April 23, 1998